Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-276495 on Form S-1 of our report dated November 22, 2023 (January 29, 2024 as to the effects of the reverse stock split described in Note 16), relating to the financial statements of Alto Neuroscience, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL

January 29, 2024